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                                                                   Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of the 6th day of May, 1998 between Coinexx Corporation, a Delaware corporation (the "Company") and R. Mark Elmore (the "Executive").

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 6, 1998, by and among the Company, PC411 Acquisition Corp. and PC411 Inc. ("PC411"), and the Executive (the "Merger Agreement"), the parties hereto agreed to enter into this Employment Agreement.

         NOW, THEREFORE, for good and valuable consideration, it is agreed as follows:

         1. Term. Subject to the terms and conditions hereof, the term of employment of the Executive under the Agreement shall be for the period (the "Employment Term") commencing on May 6, 1998 (the "Commencement Date") and terminating on the expiration of three years thereafter, unless sooner terminated as provided in Paragraph 4 hereof.

         2. Duties and Responsibilities. During the Employment Term, the Executive shall serve as President of the Company. He shall report to, and be subject to, the direction of the Company's Board of Directors and shall perform such duties and responsibilities commensurate with his title and position as may be assigned to him from time to time by the Board of Directors. The Executive shall work on a full time basis and shall devote his time, energy and attention to the business of the Company.





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         3. Compensation.

         (a) Salary. In payment for the services to be rendered by the Executive hereunder, the Executive shall be paid at the annual salary rate of $100,000, less withholding required by law and other deductions agreed upon by the Executive, commencing on the date of this agreement. Such compensation shall be payable monthly, or on such more frequent schedule as the Company may elect.

         (b) Stock Options. Promptly after the execution hereof the parent of the Company, PC411, shall grant to the Executive an option to purchase 110,000 shares of the common stock of PC411 at a price of $1.50 per share in substantially the form annexed hereto.

         (c) Benefits. The Executive shall be entitled to the following additional benefits:

         (i) Three weeks of paid vacation during each year of the Employment Term to be taken in accordance with Company policy.

         (ii) To the extent the Executive qualifies, the Executive may participate in, or benefit under, any benefit plan, arrangement or perquisite made available by PC411 to its key executives and key employees, including, without limitation, any major medical, family health and dental coverage plan and long-term disability group plan.

         (iii) The Company shall reimburse the Executive for such ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement, in accordance with Company policies.




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         4. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

       (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

         (b) This Agreement shall automatically terminate upon the death of Executive.

         (c) The Company may terminate this Agreement at any time because of (i) Executive's material breach of any term of this Agreement or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, without the Company waiving any rights it may have against the Executive for breach of this Agreement.

         (d) The Company shall have the right to terminate Executive's employment at any time at its sole discretion; provided that if such employment is terminated other than in accordance with the provisions of Section 4(a), 4(b) or 4(c) the Company shall pay to Executive the amounts set forth in Section 10(c) hereof.



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         5.       Nondisclosure; Noncompetition.

         (a) The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

         (b) During the Employment Term and for a period of one year thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business it does or intends or anticipates doing with the Company.




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         (c) During his employment with the Company, and for one year thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

         (d) In the event that this Agreement shall be terminated for any reason, then notwithstanding such termination, the obligations of Executive pursuant to this Section 5 of this Agreement shall survive such termination.

         6. Successors; Binding Agreement. This agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

         7. Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or



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otherwise, express of implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         8. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principles.

         9. Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

          10.     Remedies.

         (a) In the event of a breach or threatened breach of any of the Executive's covenants under Section 5, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

         (b) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.




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         (c) If the Company terminates Executive's employment other than pursuant to Section 4(a), 4(b) or 4(c), it shall continue to pay Executive his compensation under Section 3(a) until the expiration of twelve months following such termination or the expiration of the Employment Term which ever first occurs.

         11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

         If to the Company
            addressed to:           Coinexx Corporation
                                    c/o New Valley Corporation
                                    100 SE Second Street
                                    Miami, Florida 33131
                                    Attn:  J. Bryant Kirkland III

         with a copy to:            Morse, Zelnick, Rose & Lander, LLP
                                    450 Park Avenue
                                    New York, New York 10022
                                    Attn:  Howard L. Morse, Esq.

         If to the Executive
         addressed to:              R. Mark Elmore
                                    c/o Coinexx Corporation
                                    1771 Post Road East
                                    Westport, Connecticut 06880

or to such other address as the one party shall specify to the other party in writing.

         12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of




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any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.



                                              COINEXX CORPORATION



                                              By: /s/ J. Bryant Kirkland III
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                                                  /s/ R. Mark Elmore
                                                  -----------------------------
                                                  R. MARK ELMORE




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